Exhibit 99.1
                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
July 1, 2003


         Quicksilver Resources Announces Subordinated Notes Refinancing


FORT WORTH, TEXAS (July 1, 2003) - Quicksilver Resources Inc. (NYSE: KWK) today announced the redemption of $53 million of 14.75 percent Second Mortgage Notes due in 2009. The notes were redeemed at 106 percent of par value and will be funded by a new $70 million second lien note single draw facility.

The new $70 million facility is a combined LIBOR based floating and seven and one-half percent fixed interest rate commitment with a termination date of December 31, 2006. A total of $30 million of the $70 million facility will be at the floating rate, which will initially be 6.53 percent. The excess of the facility over the $53 million repayment will be used to fund general working capital including the company's 2003 capital expenditure budget.

Due to the early repayment of the $53 million Second Mortgage Notes the company will incur a one-time second quarter 2003 redemption cost of approximately $3.2 million before income taxes.

Bill Lamkin, Quicksilver's executive vice-president and chief financial officer, commented on the refinancing.

"While the refinancing costs of $3.2 million will increase second quarter interest expense, the approximately $1 million per quarter in interest expense savings going forward will give us a payback in less than one year. The $70 million medium term note facility complements our capital structure by creating additional liquidity to support our aggressive 2003 and 2004 drilling programs and growth objectives."

About Quicksilver:

Quicksilver Resources, headquartered in Fort Worth, Texas, is a natural gas and crude oil production company engaged in the development and acquisition of long-lived producing natural gas and crude oil properties. The company, whose main predecessor was established in 1963, began trading publicly on the American Stock Exchange (KWK) in March of 1999. It has U.S. offices in Gaylord, Michigan, Cut Bank, Montana, and Casper, Wyoming, and a Canadian subsidiary, MGV Energy Inc., located in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

The statements in this press release regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are forward looking statements. Such statements involve risks of declining oil and gas prices, competition for prospects, possible increases in lifting costs and other factors detailed in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.